Exhibit 99.1

PDS Biotech Provides Business Update and Reports Third Quarter 2021 Financial Results

FLORHAM PARK, N.J., November 10, 2021 (GLOBE NEWSWIRE) -- PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical-stage immunotherapy company developing novel cancer therapies and infectious disease vaccines based on the Company’s proprietary Versamune® T-cell activating technology, will discuss its financial results for the quarter ended September 30, 2021 and provide a business update on its conference call today.

Recent Business Highlights:

•
Achieved several milestones in the VERSATILE-002 Phase 2 Combination Trial of PDS0101-KEYTRUDA® for recurrent and/or metastatic human papillomavirus (HPV)16-associated head and neck cancer.  These milestones include:

o	Achievement of the preliminary safety benchmark for the first 12 patients

o	Completion of enrollment for the first stage of the checkpoint inhibitor naïve arm (1st line treatment of recurrent or metastatic head and neck cancer).

o	Initiated enrollment of the second arm of the study addressing checkpoint inhibitor refractory patients (2nd line treatment of recurrent or metastatic head and neck cancer)

•
Completed a licensing agreement with the National Cancer Institute (NCI) for intellectual property related to the NCI’s proprietary T-cell receptor gamma alternate reading frame protein (TARP) tumor antigen for use in PDS0102.

o	PDS0102 is being developed to treat prostate cancer, breast cancer and acute myeloid leukemia or AML.

o	PDS0102 has demonstrated powerful induction of TARP-specific killer T-cells in preclinical studies.

•
Entered agreement to license COBRA (Computationally Optimized Broadly Reactive Antigen) antigens from the University of Georgia for use in the development of PDS0202, a novel Versamune®-based universal flu vaccine.

•
Announced temporary administrative suspension of enrollment into the NCI-led study of the PDS0101 triple combination. PDS Biotech continues to be in contact with the NCI.  Treatment of already enrolled patients has continued without interruption.

•	Announced the hiring of Matthew Hill as Chief Financial Officer, who has more than 20 years of experience in finance and operational leadership roles for life sciences companies.

“PDS Biotech has continued to build on its momentum from the interim data of the last quarter in 2nd and 3rd line treatment of HPV16-positive anal, cervical, head and neck, vaginal and vulvar cancers,” commented Dr. Frank Bedu-Addo, President and Chief Executive Officer of PDS Biotech. “We have achieved numerous clinical milestones, and formalized agreements with development partners to continue to progress both our Versamune®-based oncology pipeline and our Versamune®-based infectious diseases pipeline. We also welcomed Matthew Hill as our new Chief Financial Officer. Matt has decades of experience as a financial leader in publicly traded life sciences companies and will be a key player in our next phase of growth. The groundwork has been laid for the execution of multiple pipeline development milestones in 2022 and into 2023.”

Third Quarter 2021 Financial Results

PDS Biotech reported a net loss of approximately $7.0 million, or $(0.24) per basic and diluted share, for the three months ended September 30, 2021, compared to a net loss of approximately $3.9 million, or $(0.21) per basic and diluted share, for the three months ended September 30, 2020.

Research and development expenses increased to approximately $3.7 million for the three months ended September 30, 2021 from approximately $2.1 million for the three months ended September 30, 2020. The increase of $1.6 million was primarily attributable to an increase of $0.7 million in personnel costs of which $0.5 million was stock compensation costs, and $0.9 million in costs related to clinical studies.

General and administrative expenses increased to approximately $3.2 million for the three months ended September 30, 2021 from approximately $1.8 million for the three months ended September 30, 2020. The increase of $1.4 million is primarily attributable to an increase in personnel costs of $1.6 million, of which $1.0 million was stock compensation costs and $0.4 million was severance, partially offset by a decrease in professional fees of $0.2 million.

 PDS Biotech’s cash and cash equivalents as of September 30, 2021, were approximately $69.7 million.

Conference Call and Webcast

The conference call is scheduled to begin at 8:00 am ET on Wednesday, November 10, 2021. Participants should dial 877-407-3088 (United States) or 201-389-0927 (International) and mention PDS Biotechnology. A live webcast of the conference call will also be available on the investor relations page of the Company's corporate website at www.pdsbiotech.com.

After the live webcast, the event will be archived on PDS Biotech’s website for 6 months. In addition, a telephonic replay of the call will be available for 6 months. The replay can be accessed by dialing 877-660-6853 (United States) or 201-612-7415 (International) with confirmation code 13722558.

About PDS Biotechnology

PDS Biotech is a clinical-stage immunotherapy company developing a growing pipeline of cancer immunotherapies based on the Company’s proprietary Versamune® T-cell activating technology platform. Our Versamune®-based products have demonstrated the potential to overcome the limitations of current immunotherapy by inducing in vivo, large quantities of high-quality, highly potent polyfunctional tumor specific CD4+ helper and CD8+ killer T-cells. PDS Biotech has developed multiple therapies, based on combinations of Versamune® and disease-specific antigens, designed to train the immune system to better recognize diseased cells and effectively attack and destroy them. The company’s pipeline products address various cancers including breast, colon, lung, prostate and ovarian cancers. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

About PDS0101

PDS Biotech’s lead candidate, PDS0101, combines the utility of the Versamune® platform with targeted antigens in HPV-expressing cancers.  In partnership with Merck & Co., PDS Biotech is evaluating a combination of PDS0101 and KEYTRUDA® in a Phase 2 study in first-line treatment of recurrent or metastatic head and neck cancer, and also in second line treatment of recurrent or metastatic head and neck cancer in patients who have failed prior checkpoint inhibitor therapy. PDS Biotech is also conducting a Phase 2 clinical study in both second- and third-line treatment of multiple advanced HPV-associated cancers with the National Cancer Institute (NCI).  A third phase 2 clinical trial in first line treatment of locally advanced cervical cancer is being performed with The University of Texas, MD Anderson Cancer Center.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to initiate the planned clinical trials for PDS0101, PDS0203 and other Versamune® based products; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101, PDS0203 and other Versamune® based products and the Company’s or monitoring committees’ or other third parties’ interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment, significance of milestones, and completion of the trials (including our ability to fully fund our disclosed clinical trials, which assumes no material changes to our currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim results, which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; the acceptance by the market of the Company’s product candidates, if approved; the timing of and the Company’s ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, the Company’s product candidates; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control, including unforeseen circumstances or other disruptions to normal business operations arising from or related to COVID-19. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s annual and periodic reports filed with the SEC. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Media & Investor Relations Contact:

Deanne Randolph
PDS Biotech
Phone: +1 (908) 517-3613
Email: drandolph@pdsbiotech.com

Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
Email: pdsb@cg.capital

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	September 30, 2021	December 31, 2020
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$69,744,004	$28,839,565
Prepaid expenses and other	1,596,810	1,497,665
Total current assets	71,340,814	30,337,230

Property and equipment, net	1,037	5,443
Operating lease right-to-use asset	406,171	547,706

Total assets	$71,748,022	$30,890,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Accounts payable	$1,445,585	$1,415,224
Accrued expenses	1,923,846	1,735,322
Operating lease obligation-short term	207,717	119,904
Total current liabilities	3,577,148	3,270,450

Noncurrent liability:
Operating lease obligation-long term	313,976	490,353

Total Liabilities	$3,891,124	$3,760,803

STOCKHOLDERS’ EQUITY
Common stock, $0.00033 par value, 75,000,000 shares authorized at September 30, 2021 and December 31, 2020, 28,435,067 shares and 22,261,619 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	9,383	7,346
Additional paid-in capital	122,231,115	70,907,315
Accumulated deficit	(54,383,600)	(43,785,085)
Total stockholders’ equity	67,856,898	27,129,576

Total liabilities and stockholders’ equity	$71,748,022	$30,890,379

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating expenses:
Research and development expenses	$3,687,999	$2,060,815	$7,865,249	$5,446,718
General and administrative expenses	3,274,325	1,846,214	7,252,371	5,428,098
Total operating expenses	6,962,324	3,907,029	15,117,620	10,874,816

Loss from operations	(6,962,324)	(3,907,029)	(15,117,620)	(10,874,816)

Other income:
Interest income	1,358	1,207	2,617	54,242

Loss before income taxes	(6,960,966)	(3,905,822)	(15,115,003)	(10,820,574)
Benefit from income taxes	–	–	4,516,488	–
Net loss and comprehensive loss	(6,960,966)	(3,905,822)	(10,598,515)	(10,820,574)

Per share information:
Net loss per share, basic and diluted	$(0.24)	$(0.21)	$(0.43)	$(0.73)

Weighted average common shares outstanding, basic and diluted	28,425,850	18,961,619	24,639,299	14,892,764